Assured Guaranty to Combine Its Two U.S. Financial Guaranty Insurers

Assured Guaranty Municipal Corp. to Merge into Assured Guaranty Inc.

Hamilton, Bermuda – July 8, 2024 – Assured Guaranty Ltd. (NYSE: AGO) (together with its subsidiaries, Assured Guaranty) announced today that Assured Guaranty Municipal Corp. (AGM) will merge into Assured Guaranty Inc. (AG), which was named Assured Guaranty Corp. until May 24, 2024. The effective date of the merger is expected to be August 1, 2024.
“We see this merger as beneficial for all our stakeholders,” said Dominic Frederico, President and CEO. “It will result in more efficient utilization of the combined capital of the two companies, and it will simplify the administration and eliminate duplicative expenses of Assured Guaranty’s U.S. financial guaranty operations. Over its nearly 40 years in the financial guaranty business, Assured Guaranty has continually evolved, constantly looking for ways to better serve our customers and grow our business. This merger further positions us to achieve those goals.”

By aggregating AGM and AG into a single insurance company, the merger enlarges the pool of capital available to support each insurance policy and results in a further diversification of the insured portfolio’s credit profile. The merger is also expected to strengthen Assured Guaranty’s ability to continue successfully executing its strategies to achieve its business objectives. The new AG, compared with either AG or AGM before the merger, will have:

•a larger, more highly diversified insured portfolio
•a larger investment portfolio and a larger capital base, creating a more efficient capital structure, and
•greater claims-paying resources.

The merger combines two companies that have identical ratings from S&P Global Ratings, Kroll Bond Rating Agency and Moody’s Ratings and should have no impact on Assured Guaranty’s strong and stable financial strength ratings.
In recent years, AGM has served as Assured Guaranty’s flagship financial guaranty insurance company, offering guarantees on U.S. and non-U.S. public and infrastructure finance obligations, while AG has provided risk and capital management solutions for insurance, pension and banking institutions, offered guarantees on structured financings, and served as the acquirer or reinsurer of insured portfolios of non-affiliated financial guaranty insurers in runoff. Both companies’ insured portfolios contain public and infrastructure finance exposures and structured finance exposures.

“Assured Guaranty has been growing and broadening the financial guaranty products it provides and the markets it serves, extending a long tradition of innovation,” said Robert Bailenson, Chief Operating Officer. “This transaction will eliminate an unnecessary distinction between the companies and allow us to even more effectively lead the bond insurance industry.”

AG will continue to be domiciled in Maryland, and the Maryland Insurance Administration (MIA) will be its primary regulator, as it has been since December 31, 1987. Upon effectiveness of the merger, by operation of law, AGM-insured securities will become guaranteed obligations of AG, a larger combined company. AGM’s subsidiaries Assured Guaranty UK Limited and Assured Guaranty (Europe) SA will become subsidiaries of AG and will continue to operate as they did previously.

In connection with the merger of AGM into AG, the MIA approved a $300 million stock redemption (sometimes described as a “special dividend”) by the combined company, which is expected to be effectuated shortly following the merger.

Additional information on the merger can be found in a Presentation and a Q&A document on the Assured Guaranty website.

Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this press release, including those regarding growth opportunities for Assured Guaranty, demand for its product, and sustained economic conditions for increased new business, reflect Assured Guaranty’s current views with respect to future events and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These risks and uncertainties include, but are not limited to, difficulties executing Assured Guaranty’s business strategy; those risks and uncertainties resulting from changes in rating agency models or opinions; the adequacy of Assured Guaranty’s capital and its ability to manage such capital efficiently; Assured Guaranty’s positioning for future growth, innovation, and stable financial strength; adverse credit developments in Assured Guaranty’s insured portfolio and the impact of those developments on rating agency models and opinions; other risks and uncertainties that have not been identified at this time, management’s response to these factors, and other risk factors identified in Assured Guaranty’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which are made as of [July 8, 2024]. Assured Guaranty undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Assured Guaranty Ltd.
Assured Guaranty Ltd. is a publicly traded (NYSE: AGO), Bermuda-based holding company. Through its subsidiaries, Assured Guaranty provides credit enhancement products to the U.S. and non-U.S. public finance, infrastructure and structured finance markets. Assured Guaranty also participates in the asset management business through its ownership interest in Sound Point Capital Management, LP and certain of its investment management affiliates. More information on Assured Guaranty can be found at: AssuredGuaranty.com.

Investor Relations:
Robert Tucker, 212-339-0861
Senior Managing Director, Investor Relations and Corporate Communications
rtucker@agltd.com

Media:
Ashweeta Durani, 212-408-6042
Director, Corporate Communications
adurani@agltd.com

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